EXHIBIT 99.1

For Immediate Release

For more information:
Rex S. Schuette
Chief Financial Officer
(706) 781-2266
Rex_Schuette@ucbi.com

UNITED COMMUNITY BANKS, INC. INCREASES DEFERRED TAX ASSET
VALUATION ALLOWANCE AS OF DECEMBER 31, 2010 BY $166.9 MILLION

●	Resolves previously disclosed SEC concerns regarding net deferred tax asset
●	Revises financial results for the fourth quarter and full year of 2010 and the first three quarters of 2011
●	No impact on United’s business momentum anticipated

BLAIRSVILLE, GA – January 6, 2012 – United Community Banks, Inc. (NASDAQ; UCBI) (“United”) today reported that it has determined an additional income tax expense of $156.7 million and a charge to other comprehensive income in shareholders’ equity of $10.2 million will be recorded to establish a full deferred tax asset valuation allowance as of December 31, 2010.  Recording this valuation allowance should resolve the previously disclosed comments made by the U.S. Securities and Exchange Commission (“SEC”) regarding United’s net deferred tax assets.

By increasing the valuation allowance for its deferred tax assets as of December 31, 2010, United will be restating its financial statements for the fourth quarter and year ended December 31, 2010 and the first three quarters of 2011, and will revise the disclosures contained in its SEC periodic reports for those periods.

Reflecting the additional income tax expense of $156.7 million, the revision for the fourth quarter of 2010 will increase the previously reported net loss of $16.4 million to $173.1 million, or $9.25 per share, and will increase the previously reported net loss for the full year 2010 of $345.6 million to $502.3 million, or $27.09 per share.  The restated results for the first quarter of 2011 will be a net loss of $237.3 million, or $13.00 per share, rather than the previously reported net loss of $142.5 million, or $7.87 per share.  The restated results for the second quarter of 2011 will be net income of $12.0 million, or 16 cents per diluted share, rather than the previously reported net income of $7.6 million, or 8 cents per diluted share.  The restated results for the third quarter of 2011 will be a net loss of $11.3 million, or 25 cents per share, as compared to the previously reported net loss of $6.2 million, or 16 cents per share.

The restatements will reduce tangible book value and the tangible equity and tangible common equity to asset ratios for the respective periods.  As of September 30, 2011, the restated tangible book value will be $6.66 per share rather than the previously reported $11.26 per share and the restated tangible equity and tangible common equity to asset ratios will be 8.47 percent and 5.70 percent as compared to the previously reported 11.76 percent and 9.09 percent, respectively.

The restatements will have no impact on United’s balance sheet other than to adjust the amount of net deferred tax assets and shareholders’ equity at each period.  Furthermore, the restatements will not materially impact previously reported regulatory capital ratios.

“The increase in the allowance for deferred tax assets will have no impact on either United’s operating performance or on the momentum United is building.  As our credit-related expenses moderate and decline, we should be able to place greater weight on our earnings forecast, which would support the realization of all of our deferred tax assets,” said Jimmy Tallent, United’s President and Chief Executive Officer.

Tallent noted, “The accounting treatment for deferred tax assets is complex and requires a great deal of judgment.  Following additional consideration of our deferred tax assets and the factors affecting the ability to accurately project long-term earnings, we determined that a full valuation allowance was appropriate.  While we continue to believe it is likely that we will realize all of our net deferred tax assets many years prior to their expiration, the SEC questioned the weighting of negative and positive factors affecting our ability to accurately project our long-term taxable earnings.  By taking these actions, we have now resolved the SEC’s concern.”

“As I have previously stated, we will be profitable for the fourth quarter,” Tallent emphasized.  “We will discuss earnings further during our fourth quarter conference call later this month.  United has a financially and operationally strong foundation on which to grow its business.  We are committed to building our business in a manner that best positions United to achieve enhanced long-term franchise value for the benefit of United’s stakeholders.”

Additional information regarding the deferred tax asset valuation allowance and the restatement of our financial statements will be included in a Current Report on Form 8-K that will be filed by United with the SEC.  United plans to file amendments to its affected SEC reports, which will include the restated financial statements, as promptly as practicable.

About United Community Banks, Inc.
Headquartered in Blairsville, United Community Banks is the third-largest bank holding company in Georgia. United has assets of $6.9 billion and operates 27 community banks with 106 banking offices throughout north Georgia, the Atlanta region, coastal Georgia, western North Carolina and eastern Tennessee.  United specializes in providing personalized community banking services to individuals and small to mid-size businesses, and also offers the convenience of 24-hour access through a network of ATMs, telephone and on-line banking.  United’s common stock is listed on the Nasdaq Global Select Market under the symbol UCBI. Additional information may be found at United’s website at www.ucbi.com.

Safe Harbor
This news release contains forward-looking statements, as defined by federal securities laws, including statements about United’s financial outlook and business environment. These statements are based on current expectations and are provided to assist in the understanding of future financial performance.  Such performance involves risks and uncertainties that may cause actual results to differ materially from those expressed or implied in any such statements. For a discussion of some risks and other factors that may cause such forward-looking statements to differ materially from actual results, please refer to United’s filings with the Securities and Exchange Commission, including its 2010 Annual Report on Form 10-K under the sections entitled “Forward-Looking Statements” and “Risk Factors” and in United’s Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.  Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update or revise forward-looking statements.